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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-59035) of CPC of America, Inc. of our report dated June 1, 2006, relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 3 to Form 10-K/A. In our report on the effectiveness of internal control over financial reporting, we disclaim an opinion on management's assessment and on the effectiveness of CPC of America's internal control over financial reporting.



/s/ CACCIAMATTA ACCOUNTANCY CORPORATION


Irvine, California
June 5, 2006